Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements give effect to the acquisition by SigmaTel, Inc. (“SigmaTel”, “we”, “our”) of Protocom Corporation (“Protocom”). This merger has been accounted for as a purchase business combination. These unaudited pro forma condensed combined financial statements have been prepared from the historical consolidated financial statements of SigmaTel and Protocom and should be read in conjunction therewith.

On August 24, 2005, SigmaTel completed its acquisition of Protocom pursuant to an Agreement and Plan of Reorganization by and between SigmaTel, Amoeba Acquisition Corporation, a California corporation and wholly-owned subsidiary of SigmaTel, Amoeba II Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of SigmaTel, Protocom, certain shareholders of Protocom, and Ren-Yuh Wang, as shareholders’ agent for the shareholders of Protocom, dated July 26, 2005 (the “Acquisition”). Pursuant to the terms of the Acquisition, SigmaTel paid an aggregate purchase price of $47 million, consisting of 1,437,304 shares of SigmaTel’s common stock valued at $28.2 million and cash consideration of $18.8 million for all outstanding shares of Protocom capital stock. Additionally, SigmaTel incurred direct acquisition costs of approximately $948,000 and recorded $4.2 million as the value assigned to the unvested Protocom stock options assumed and exchanged for 234,223 unvested SigmaTel stock options in connection with the acquisition. The direct acquisition costs consist primarily of investment banking, legal, accounting, and appraisal fees incurred or to be incurred by SigmaTel that are directly related to the merger.

In accordance with applicable accounting rules, we have used $19.64 per share (representing the average of the closing prices of SigmaTel’s common stock for the three days before, after and on the merger agreement date of July 26, 2005) to value the shares of SigmaTel’s common stock issued to Protocom shareholders.

The following pro forma condensed combined financial statements are presented to illustrate the effects of the merger on the historical financial position and operating results of SigmaTel and Protocom. The unaudited pro forma condensed combined balance sheet as of June 30, 2005 gives effect to the merger as if it had occurred on that date, and combines the unaudited historical condensed balance sheets of SigmaTel and Protocom as of June 30, 2005. The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2004 gives effect to the merger as if it had occurred at the beginning of the period presented, and combines the historical statement of operations of SigmaTel and the historical statement of operations of Protocom for the year ended December 31, 2004. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2005 gives effect to the merger as if it had occurred at the beginning of the earliest period presented, and combines the unaudited results of operations for the six months ended June 30, 2005 for SigmaTel and Protocom.

The unaudited pro forma condensed combined financial statements do not include the realization of potential cost savings from operating efficiencies, synergies or other restructurings that may result from the merger.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger and the acquisition had been consummated as of the dates indicated, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this document. The pro forma information should be read in conjunction with the accompanying notes thereto, SigmaTel’s historical financial statements and related notes thereto as filed with the Securities and Exchange Commission, and Protocom’s historical financial statements and related notes included elsewhere in this filing.

SIGMATEL, INC.

Unaudited Pro Forma Condensed Combined Balance Sheet

June 30, 2005

(in thousands)

	SigmaTel, Inc.	Protocom Corporation	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$73,894	$183	$(18,800	)(a)	$54,329
			(948	)(a)
Short-term investments	104,726	—	—		104,726
Accounts receivable, net	40,263	400	—		40,663
Inventories, net	26,920	18	—		26,938
Income tax receivable	3,861	—	—		3,861
Deferred tax asset	364	—	202	(c)	566
Prepaid expenses and other assets	4,474	377	—		4,851

Total current assets	254,502	978	(19,546)		235,934

Property, equipment and software, net	10,984	265	—		11,249
Intangible assets, net	4,736	—	8,000	(b)	12,736
Deferred tax asset, noncurrent	350	—	(148	)(c)	202
Goodwill		—	38,134	(b)	38,134
Other assets	1,642	148	—		1,790

Total assets	$272,214	$1,391	$26,440		$300,045

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$21,830	$256	$—		$22,086
Notes payable	—	700	—		700
Line of credit	—	600	—		600
Accrued compensation	3,592	208	—		3,800
Other accrued expenses	2,956	227	—		3,183
Deferred revenue	9,094	636	(98	)(c)	9,632
Current portion of long-term liabilities	715	—	—		715

Total current liabilities	38,187	2,627	(98)		40,716

Non-current income taxes payable	6,807	—	—		6,807
Other liabilities	340	—	—		340

Total liabilities	45,334	2,627	(98)		47,863

Stockholders’ equity (deficit)
Preferred stock	—	—	—		—
Common stock	4	—	—		4
Additional paid-in capital	181,861	11,376	17,218	(e)(a)	210,455
Deferred stock-based compensation	(869)	(355)	(3,193	)(e)(b)	(4,417)
Retained earnings (deficit)	45,884	(12,257)	12,513	(e)(b)	46,140
Total stockholders’ equity (deficit)	226,880	(1,236)	26,538		252,182

Total liabilities and stockholders’ equity (deficit)	$272,214	$1,391	$26,440		$300,045

See notes to unaudited pro forma condensed combined financial statements.

SIGMATEL, INC.

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2004

(in thousands, except per share data)

	SigmaTel, Inc.	Protocom Corporation	Pro Forma Adjustments		Pro Forma Combined
Revenues, net	$194,805	$5,972	$—		$200,777
Cost of goods sold	89,187	198	383	(a)	89,768

Gross profit (loss)	105,618	5,774	(383)		111,009

Operating expenses:
Research and development	32,253	3,106	—		35,359
Selling, general and administrative	18,098	2,547	—		20,645
Amortization of deferred stock-based compensation	2,162	—	1,064	(a)	3,226
Amortization of intangibles	—	—	634	(a)	634

Total operating expenses	52,513	5,653	1,698		59,864

Operating income (loss)	53,105	121	(2,081)		51,145
Interest income (expense)	1,732	18	(258	)(d)	1,492
Other income (expense)	(23)	2	—		(21)

Total other income (expense)	1,709	20	(258)		1,471
Income (loss) before taxes	54,814	141	(2,339)		52,616
Income taxes (benefit)	2,258	(2)	(511	)(b)	1,745

Net income (loss)	$52,556	$143	$(1,828)		$50,871

Net income per share:
Basic	$1.52				$1.42
Diluted	$1.39				$1.29
Weighted average common shares outstanding:
Basic	34,669		1,19	8(c)	35,867
Diluted	37,872		1,65	4(c)	39,526

See notes to unaudited pro forma condensed combined financial statements.

SIGMATEL, INC.

Unaudited Pro Forma Condensed Combined Statement of Operations

Six Months Ended June 30, 2005

(in thousands, except per share data)

	SigmaTel, Inc.	Protocom Corporation	Pro Forma Adjustments		Pro Forma Combined
Revenues, net	$168,910	$306	$—		$169,216
Cost of goods sold	73,293	134	192	(a)	73,619

Gross profit (loss)	95,617	172	(192)		95,597

Operating expenses:
Research and development	24,760	1,583	—		26,343
Selling, general and administrative	16,440	1,537	—		17,977
Amortization of deferred stock-based compensation	418	42	535	(a)	995
Amortization of intangibles	—	—	316	(a)	316

Total operating expenses	41,618	3,162	851		45,631

Operating income (loss)	53,999	(2,990)	(1,043)		49,966
Interest income (expense)	2,067	(34)	(241	)(d)	1,791
Other income (expense)	(43)	—	—		(42)

Total other income (expense)	2,024	(34)	(241)		1,749
Income (loss) before taxes	56,023	(3,024)	(1,284)		51,715
Income taxes (benefit)	19,597	1	(1,495	)(b)	18,103

Net income (loss)	$36,426	$(3,025)	$211		$33,612

Net income per share:
Basic	$1.02				$0.91
Diluted	$0.97				$0.86
Weighted average common shares outstanding:
Basic	35,552		1,19	8(c)	36,750
Diluted	37,584		1,65	7(c)	39,241

See notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. GENERAL

SigmaTel has accounted for the acquisition of Protocom as a purchase business combination. The accompanying unaudited pro forma condensed combined financial statements reflect the purchase price as outlined in Note 2(a) below. This purchase price includes the cash paid and shares issued at closing, plus estimated direct acquisition costs and the value assigned to the unvested Protocom stock options assumed. In accordance with Emerging Issues Task Force Issue No. 99-12, Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination, we have used $19.64 as the per share amount to value the common stock consideration paid to Protocom shareholders (representing the average of the closing prices of SigmaTel’s common stock for the three days before, after and on the merger agreement date of July 26, 2005), less $50 thousand, an estimate for the registration costs which have been included in transaction costs. The value of the unvested Protocom stock options assumed and the related deferred stock-based compensation were valued in accordance with Financial Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions Involving Compensation, an Interpretation of APB Opinion No. 25.

2. UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

The accompanying unaudited pro forma condensed combined balance sheet has been prepared as if the acquisition was consummated on June 30, 2005. Pro forma adjustments were made as follows:

(a) To record consideration given in acquisition of Protocom (in thousands):

Value of common stock	$28,179
Value of unvested stock options assumed	4,235
Cash	18,800
Transaction costs	948

Total purchase price	$52,162

(b) To record allocation of the purchase price to the assets of Protocom at the date of acquisition (in thousands):

			Amortization Period
Developed product technology	$2,300		6 years
Customer relationships	5,700		9 years
Goodwill	38,134

Total intangibles and goodwill	$46,134

Net fair value of assets acquired and liabilities assumed	$17	(c)
Deferred stock-based compensation	3,411	(d)
In-process research and development	2,600

Total purchase price	$52,162

The value of intangible assets was derived from the present value of estimated future benefits from the various intangible assets acquired. Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired.

The in-process research and development recorded relates to Protocom’s research and development efforts on the PR838 project. It is expected that the project will be completed in the middle of 2006 and will start generating sales at that time. The income approach was utilized to value this technology which incorporates the present value of future economic benefits. The rate used to discount the net cash flows to their present value was 19%, giving consideration to the risk associated with the project relative to developed product technology and future products. The estimates in valuing in-process research and development were based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable.

(c) Fair value of tangible assets of Protocom acquired at the date of acquisition (in thousands):

Cash and cash equivalents	$1,456
Accounts receivable, net	89
Inventories, net	18
Deferred tax asset	202
Prepaid expenses and other assets	715
Property and equipment	229

Assets acquired	2,709

Accounts payable and accrued liabilities assumed	2,014
Deferred revenue	530
Deferred tax liability	148

Liabilities assumed	2,692

Total net tangible assets acquired	$17

The estimated deferred tax asset and liability were computed using the statutory tax rate for the six months ended June 30, 2005 of 35% and represent deferred tax liabilities of $2.8 million for acquired identifiable intangibles, and deferred tax assets of $2.9 million including the estimated realization of acquired net operating losses.

(d) To record deferred stock-based compensation related to the assumed unvested Protocom stock options in accordance with Financial Accounting Standards Board Interpretation No. 44.

(e) To record elimination of Protocom’s stockholders’ equity, as of the closing date.

3. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

The accompanying unaudited pro forma condensed combined statements of operations have been prepared as if the acquisition was consummated as of the beginning of the earliest period presented. The pro forma adjustments do not include the write-off of purchased in-process research and development of $2.6 million as it will not have a continuing impact on the operations of the Company. Customarily, the write-off of purchased in-process research and development would typically occur in the quarterly period in which the acquisition is completed. Accordingly, SigmaTel will record the write-off in the third quarter of 2005. Pro forma adjustments were made to reflect the:

(a) Amortization of acquired intangibles is based on the straight-line method of amortization and on the unvested estimated economic lives as outlined in Note 2(b) above, and amortization of deferred stock-based compensation related to the assumed Protocom stock options.

(b) Pro forma tax benefit that is attributable to the net loss of Protocom at the statutory tax rate of 35% adjusted for non-deductable items for the year ended December 31, 2004 and for the six months ended June 30, 2005. The acquired in-process research and development charge, and the amortization of intangible assets and deferred stock compensation associated with the merger are not tax deductible by SigmaTel and therefore provide no tax benefit.

(c) Issuance of 1,197,754 shares of common stock in exchange for all outstanding shares of Protocom, 239,550 restricted shares deposited in an escrow account for purposes of settling indemnification claims for the one-year period following the closing, and dilutive potential common shares upon exercise of assumed stock options.

(d) Reduction of interest income on cash paid in connection with the acquisition based on SigmaTel’s effective interest rate for the period.